August 25, 2026

Dear Jason (“you”),
This amendment agreement (this “Amendment”) amends that certain Separation Agreement and General Release you executed on June 4, 2026 (the “Separation Agreement”) with Lippert Components, Inc. (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Separation Agreement or your Employment Agreement (as defined in the Separation Agreement), as applicable.
The Company and LCI Industries agree that your non-competition and related non-solicitation of customers obligations referenced in Section 12(a) of the Separation Agreement, including those contained in (i) Sections 5(D)(i)(a) and (b) and Section 5(D)(ii) of the Employment Agreement, (ii) Sections 8(c)(2) and (5) of the Terms and Conditions of your Performance Stock Unit Award Agreement with LCI Industries (the “PSUA Agreement”), and (iii) Sections 9(c)(2) and (5) of the Terms and Conditions of your Restricted Stock Unit Award Agreement with LCI Industries (the “RSUA Agreement”) (collectively, the “Non-Competition Obligations”), shall be waived solely with respect to your employment as the Chief Executive Officer of Bullion TX Holdings, LLC and its subsidiaries (“Fun Town”), and solely with respect to your ability to assist, provide, sell and market competitive products and perform competitive services in connection with Fun Town’s aftermarket business (which business includes the sale of retail accessories and parts and service of RVs, including with respect to products of the Company and competitive products) as conducted by Fun Town as of the date hereof; provided, however, that the Company and LCI Industries do not waive any other restrictive covenants or obligations, including the non - solicitation provisions contained in (i) Sections 5(D)(i)(c) through (h) of the Employment Agreement, (ii) Sections 8(c)(3) and (4) of the PSUA Agreement, and (iii) Sections 9(c)(3) and (4) of the RSUA Agreement (collectively, the “Non-Solicitation Obligations”). The business of Fun Town, as of the date hereof, includes the following: (i) owning and operating its RV dealerships, including owning the real estate associated with such dealerships, and providing parts and services, (ii) buying and selling RVs, camping equipment, management software and similar items, (iii) issuing insurance for RVs and (iv) renting RVs and bathroom trailers. Fun Town does not manufacture the RVs or related parts and equipment it sells.
The Company acknowledges and agrees that its chairperson of the Board has provided written approval of you becoming employed by and accepting the position of CEO of Fun Town as provided for in Section 12(a) of the Separation Agreement; a copy of which is attached hereto as Exhibit A.
Further, the Separation Agreement provided that you would be paid $100,000 per month for providing the Services during the Transition Period (the “Consulting Arrangement”). The Company agrees that your obligation to provide the Services under the Consulting Arrangement shall be terminated as of the date hereof, but notwithstanding such termination, you will continue to receive the monthly payment of $100,000 set forth in and in accordance with the Consulting Arrangement for the duration of the Transition Period. Such payments shall cease upon the end

Corporate Headquarters I 2917 Independence Ct., Elkhart, IN 46514 I Phone 574.535.1125

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of the Transition Period (unless terminated earlier pursuant to the terms of the Consulting Arrangement), and you will not be eligible for further payments under the Consulting Arrangement thereafter.
In consideration of the above, the duration of the restricted periods for all of the Non - Competition Obligations and the Non-Solicitation Obligations shall be extended until four years following your Separation Date (i.e., June 30, 2030). You agree that such extension is fair and reasonable under the circumstances and agree not to challenge it in any respect. If June 30, 2030 is held by a court or arbitrator of competent jurisdiction to be unenforceable, then the parties agree to modify such restricted periods to three years following your Separation Date. If three years following your Separation Date is held by a court or arbitrator of competent jurisdiction to be unenforceable, then the parties agree to modify such restricted periods to two years following your Separation Date. If two years following your Separation Date is held by a court or arbitrator of competent jurisdiction to be unenforceable, then the parties agree to modify such restricted periods to one year following your Separation Date.
You hereby reaffirm your releases and obligations set forth in the Separation Agreement as of the date you sign below. You agree that Fun Town has been provided with copies of your Non-Competition Obligations and Non-Solicitation Obligations as set forth in your Employment Agreement, PSUA Agreement and RSUA Agreement. and that you will cause Fun Town to confirm the same in writing to the Company not later than 15 days hereafter.
Attached hereto as Exhibit B is a copy of the press release that Fun Town intends to release in connection with announcing your new position with Fun Town. Any additional communications made by you in connection with announcing your new position with Fun Town will be consistent with such press release and will direct Fun Town to do the same.
This Amendment will become null and void ab initio if you do not become the CEO of Fun Town prior to October 25, 2026.
Lippert Components, Inc.
            8/25/26
Date
LCI Industries
            8/25/26
Date
        8/25/2026
Jason D. Lippert                    Date

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Exhibit A
(see attached)

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Jason D. Lippert

August 25, 2026

Dear Jason (“You”)
Reference is made to that certain Separation Agreement and General Release entered into by and between Lippert Components (the “Company”) and You dated June 4, 2026, as amended (the “Separation Agreement”). In further reference to the second sentence of Section 12(a) of the Separation Agreement, this letter constitutes my written approval as chairperson of the board of the Company of you becoming an employee and CEO of Bullion TX Holdings, LLC and its Subsidiaries (“Fun Town”).

Very truly yours,
Virginia Henkels Chairperson

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Exhibit B
(see attached)

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Press release
FUN TOWN RV NAMES JASON LIPPERT CHIEF EXECUTIVE OFFICER
Longtime LCI Industries CEO Brings More Than Three Decades of Leadership and Industry Experience to One of the Nation’s Fastest-Growing Family-Owned RV Dealership Groups
CLEBURNE, Texas — [DATE] — Fun Town RV, one of the nation’s largest family-owned recreational vehicle dealership groups, today announced that Jason Lippert has been named Chief Executive Officer. Current Founder and CEO Jarrod McGhee will move to the role of Founder/ Chairman of Funtown. Lippert joins Fun Town RV following an extraordinary 32-year career with LCI Industries, where he started on the manufacturing floor and with his team, built LCI Industries into one of the world’s most prominent suppliers to the recreational vehicle, marine and transportation industries.

The appointment brings together two highly accomplished leaders with distinctly complementary backgrounds: Lippert, a seasoned executive who spent decades building and leading a multibillion-dollar public company, and Fun Town RV founder Jarrod McGhee, a self-made entrepreneur who built Fun Town from a single dealership into a 32-location organization with operations across multiple states.

Together, Lippert and McGhee intend to build upon Fun Town RV’s entrepreneurial business and strong foundation while developing the people, processes, technology and operating capabilities required to support the company’s next stage of growth.
“This is an important new chapter for Fun Town RV,” said McGhee. “We have built this company by working hard, moving quickly, taking care of our customers and never losing the entrepreneurial spirit that got us here. Jason understands this industry at a level very few people do, even more importantly, he understands people, structure, , leadership, culture and what it takes to build an organization for long-term success and sustainability. Bringing his experience and leadership to Fun Town gives us an opportunity to take what we have built and make it significantly stronger. Getting from one store to 32 required one set of skills,” McGhee said. “Getting from where we are today to where we believe Fun Town can ultimately go requires us to keep evolving. Jason has already helped build and lead an organization at a scale far beyond where we are today. That experience is incredibly valuable as we think about the next decade of Fun Town.”

From the Weld Shop to the CEO’s Office
Lippert’s career represents one of the RV industry’s more remarkable leadership journeys.

He began his career approximately 32 years ago working in the weld shop of his family’s business, learning manufacturing and the supply industry from the ground up. After the family business was acquired by a publicly traded company, Lippert continued to advance through the organization, ultimately becoming CEO in 2003.

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Under his leadership, LCI Industries grew from approximately $100 million in annual revenue to revenues reaching approximately $5 billion at their peak. During that period, the company expanded its product portfolio, capabilities and geographic reach and became a leading global supplier to the RV industry while establishing significant positions in the marine and broader transportation markets. Lippert helped orchestrate significant organic growth but also led over 75 acquisitions during his 23 years as CEO.

Lippert’s tenure was defined not only by substantial financial growth, but also by an emphasis on leadership development, organizational culture, operational excellence, customer relationships and strategic expansion.
“Fun Town RV is a remarkable entrepreneurial success story, and what Jarrod and his team have built is extremely difficult to replicate,” said Lippert. “To grow from one location to 32 dealerships, largely through organic growth, requires tremendous energy, conviction and an exceptional understanding of the consumer. I have known and collaborated with Jarrod for over a decade and watched them become one of the dominant players in the retail side of this great industry, and I see an enormous opportunity to combine Fun Town’s entrepreneurial DNA with the operating disciplines and organizational capabilities that can help a great company become even better. I feel I will bring an energy level, experience and passion to the Funtown family that will help get them to the next level.”

Lippert added, “I’m excited to work alongside Jarrod and the entire Fun Town team. My focus will be on our people, our customers and building the infrastructure that allows Fun Town to continue growing without losing what makes their business unique. I know I can help Funtown become one of the most coveted and respected dealership franchises in the entire industry as we look to innovate and improve the entire customer ownership experience.

An Entrepreneurial Growth Story
McGhee founded Fun Town RV in 2011 with a single dealership and a vision to build a different kind of RV retailer. Rather than relying primarily on acquisitions to create scale, Fun Town has grown predominantly through organic expansion, developing new locations and building its brand one market at a time.

Today, Fun Town RV operates 32 dealerships across multiple states. In Texas — the largest RV retail market in the United States — Fun Town has established an especially strong presence, with seven of the state’s top 20 dealerships.

The company’s growth has made Fun Town one of the most significant family-owned RV dealership organizations in the country while retaining the entrepreneurial approach established by McGhee.
As Fun Town enters its next stage, McGhee will continue to play an important leadership role in the business, working closely with Lippert on the company’s long-term vision, strategy and growth opportunities.

Building the Next Generation of Fun Town RV

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Lippert’s appointment reflects Fun Town RV’s ambition to build upon its successful entrepreneurial foundation and create an organization capable of operating at substantially greater scale.

For Lippert, the opportunity represents a return to the entrepreneurial environment in which his career began, now informed by more than three decades of experience building and leading at scale.
“I’ve spent my career believing that great businesses are ultimately built by great people who are aligned around a clear purpose and take exceptional care of their customers,” Lippert said. “Fun Town has the entrepreneurial foundation, market presence and ambition to build something truly special. I’m looking forward to helping write an incredible next chapter.”

About Fun Town RV
Founded in 2011 by Jarrod McGhee, Fun Town RV has grown from a single Texas dealership into one of the largest family-owned RV dealership groups in the United States. The company operates 32 dealerships across multiple states and offers a broad selection of recreational vehicles, parts, service and related products and services. Fun Town RV has built its business around customer service, entrepreneurial leadership and a commitment to the RV lifestyle.